CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-8 of our reports dated March 5, 2008, relating to the consolidated financial statements of Marlin Business Services Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for stock-based compensation in 2006), and the effectiveness of Marlin Business Services Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marlin Business Services Corp. for the year ended December 31, 2007, and to reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Philadelphia, Pennsylvania
May 30, 2008